EXHIBIT 99.1

Oragenics, Inc. Announces the Early Exercise of Warrants

FOR IMMEDIATE RELEASE

ALACHUA, FL (March 3, 2008) – Oragenics, Inc. (AMEX:ONI), a biotechnology company focused primarily on infectious diseases, announced today that a total of 3,386,364 warrants issued to investors who participated in the August 2007 investment round in Oragenics have been exercised early at a price of $0.44. This early exercise resulted in aggregate proceeds to the Company of $1.49 million. The Company plans to use the proceeds of this warrant exercise to support its lead product development programs.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases. Our core pipeline includes products and supporting platform technologies for use in the treatment and diagnosis of bacterial infections.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Dotti Delfino, 386-418-4018 X232

www.oragenics.com

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